EXHIBIT 10.2



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                      EXCLUSIVE SOFTWARE LICENSE AGREEMENT
                          (GAME TITLE: Shenmue Online)

                                      AMONG

                                SEGA CORPORATION

                                       AND

                          JC ENTERTAINMENT CORPORATION

                                       AND

                       SHANGHAI T2 ENTERTAINMENT CO. LTD.



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                         INTERNET GAME LICENSE AGREEMENT

THIS SOFTWARE LICENSE AGREEMENT (the "Agreement") is entered into as of October 15, 2004 (the "Effective Date") by and among SEGA CORPORATION, a corporation organized under the laws of Japan ("SEGA"); SHANGHAI T2 ENTERTAINMENT CO., LTD. a corporation organized under the laws of The People's Republic of China ("PRC," and such corporation, T2") and JC ENTERTAINMENT CORPORATION, a corporation organized under the laws of Republic of Korea, ("JCE").

                                    RECITALS

WHEREAS, SEGA and JCE are engaged in the production, development, marketing, and servicing of the Licensed Software (as defined below).

WHEREAS, T2 among other things, markets, operates, distributes and publishes internet games in the Territory as (as defined below).

WHEREAS, T2 desires the exclusive license, the Operation Right (as defined below) and the Technical Support (as defined below) of the Licensed Software in the Territory (as defined below) during the Term (as defined below).

WHEREAS, SEGA desires to grant the license and Operation Right of the Licensed Software to T2.

WHEREAS, JCE, among other things, desires to provide Technical Support of the Licensed Software to T2.

THEREFORE, in consideration of the promises, agreements, covenants, representations and warranties contained herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, SEGA, JCE and T2 hereby agree as follows.

1     CERTAIN DEFINITIONS

         For purposes of this Agreement, the following terms have the indicated meanings:

     1.1 "Closed Beta Test" shall mean game tests conducted internally by T2 or externally with a limited number of users, in either case with restricted access and user registration, for the purpose of identifying and fixing bugs and/or stabilizing the game system in the Territory.

     1.2 "Commercial Launch Date" shall mean the date in which the Licensed Software is commercially launched by T2.

     1.3 "Game" shall mean the Internet-based game known as "Shenmue Online," which can be played by Subscribers who have installed the Client Software on their personal computers and can access the Server Software via the Internet.

     1.4 "Gross Revenues" mean the revenues paid or payable (subject to Section 7.7) to T2 arising from or relating to the marketing, promotion, use, distribution, publishing or selling of the Licensed Software by T2 (calculated as per the reports produced by the Billing Server and with deduction of distribution costs actually incurred under specific distribution agreements entered into between T2 and specific distributors and in an amount not exceeding in any given calendar month thirty-five percent (35%) of the total revenues for such month), including, without limitation, revenues relating to: (i) any type or form of prepaid cards sold to end users either by on-line or off-line methods for the use of the Licensed Software, and/or (ii) CDs

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          containing the Licensed Software sold to end users. Gross Revenues do not include any such prepaid cards or CDs distributed free of charge.

     1.5 "Intellectual Property Rights" mean, on a worldwide basis, any and all now known or hereafter known tangible and intangible: (a) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask-works, (b) rights associated with trademarks, service marks, trade names or similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise (f) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing, made, or in force (including any rights in any of the foregoing), and (g) any and all causes of action arising from or related to any of the foregoing.

     1.6 "Licensed Software" shall mean the object code version of any and all available versions of the following computer software components of the Game, in Mandarin Chinese (using simplified characters) only:

          1.6.1 Server software which is designed to be installed onto commercial servers connected to the Internet to enable Subscribers to access the Game in Mandarin Chinese (using simplified characters) via the Client Software (the "Server Software")

          1.6.2 Client software which is designed to be installed onto subscribers' personal computers to enable Subscribers to play the Game in Mandarin Chinese (using simplified characters) by accessing the Server Software via the Internet (the "Client Software").

          1.6.3 Patches and Upgrade  Versions to software  described in Sections
               1.7.1 and 1.7.2

     1.7 "Open Beta Test" shall mean game tests conducted externally with users on a generally accessible basis, for the purpose of identifying and fixing bugs and/or stabilizing the game system in the Territory.

     1.8 "Operation Right" shall mean the following rights with respect to the Licensed Software:

          1.8.1 The rights to market, promote, display, use, distribute, publish and sell the Client Software in the Territory; and

          1.8.2 The rights to use, install, test, and run the Server Software to make the Game in Mandarin Chinese (using simplified characters) available to Subscribers in the Territory.

     1.9 "Patches" shall mean the computer software designed to be installed on computers on which Licensed Software has been installed in order to modify, enhance or improve such Licensed Software.

     1.10 "Subscribers" shall mean the end users of the Licensed Software who initiate their use thereof within the Territory from T2.

     1.11 "Subscriber Agreement" shall mean the agreement into which each Subscriber must enter with T2 before T2 allows the Subscriber to use the Licensed Software. The Subscriber Agreement shall be subject to

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          SEGA's approval, which approval shall not be unreasonably withheld or delayed.

     1.12 "Technical Support" shall mean the following services with respect to the Licensed Software:

          1.12.1 Providing training services and help documentation about the installation, testing, and maintenance of the Licensed Software.

          1.12.2 Providing solutions to resolve any unexpected problems, such as errors, bugs, and downgraded performance, in the systems which the Licensed Software are installed.

          1.12.3 Providing technical services in preventing and resisting hacking or cracking of any Licensed Software.

     1.13 "Territory" shall mean the geographical territory of the People's Republic of China ("PRC"), excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan.

     1.14 "Closed Beta Version" means a version of the Licensed Software in which (a) the localization and translation thereof is substantially complete; (b) the functionality and performance is complete (i.e., the coding of all functions and features (including, without limitation, all artwork, graphics, animation, images, photographs, video and other audio-visual material, sound, music and text and all essential and non-essential data and device files) is completed and material programming errors or "bugs" have been eliminated; (c) such version operates hardware having the specifications specified by SEGA from time to time and required for the full use of the Licensed Software; and (d) such version is ready to be launched for a Closed Beta Test.

     1.15 "Open Beta Version" means a version of the Licensed Software in which
          (a) the localization and translation therefore is complete; (b) the functionality and performance is complete (i.e., the coding of all functions and features (including, without limitation, all artwork, graphics, animation, images, photographs, video and other audio-visual and material programming errors or "bugs" have been eliminated; (c) such version operates hardware having the specifications specified by SEGA from time to time and required for the full use of the Licensed Software; and (d) such version is ready to be launched for an Open Beta Test.

     1.16 "Commercial Version" means a version of the Licensed Software in which
          (a) the localization and translation therefore is complete; (b) the functionality and performance is complete (i.e., the coding of all functions and features (including, without limitation, all artwork, graphics, animation, images, photographs, video and other audio-visual material, sound, music and text and all essential and non-essential data and device files); (c) such version operates hardware having the specifications specified by SEGA from time to time and required for the full use of the Licensed Software; and (d) such version is ready to be commercially released.

     1.17 "Upgrade Versions" shall mean modified versions of the Licensed Software that contain changes or new functionality and contents, which are similar to the storyline, cast and theme of the Licensed Software.

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     1.18 "Marks" shall mean trademarks, service marks, trade and business names, logos, slogans, characters, or other properties, whether registered or not, which are used on or in association with the Licensed Software.

2     TERM

      2.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue through and until the date that is three (3) years thereafter (the "Initial Term"), unless terminated earlier in accordance with Section 12 below. This Agreement shall automatically be extended for one (1) additional year if none of the parties gives notice of termination of this Agreement at least one (1) month before the expiration of the Initial Term. Collectively, the Initial Term and such additional one (1) year period (if applicable), shall be referred to in this Agreement as the "Term."

      2.2 No Renewal. Except as may be expressly set forth in this Agreement, none of the parties shall be under any obligation to renew or extend the operation of this Agreement or to enter into any new agreement with nay other party following the expiration or earlier termination of the Term. None of the parties shall be under any obligation of any kind whatsoever to any other party by reason of any failure or refusal to renew or extend the operation of this Agreement or to enter into any new agreement with any other party, following the expiration of the Term. Notwithstanding the foregoing, if during the one (1) months immediately following the expiration of this Agreement, SEGA, in its sole discretion, offers any third party in the Territory a license to the Licensed Software for use in the Territory, T2 shall have a right of first refusal to obtain an exclusive license to the Licensed Software for use in the Territory pursuant to terms and conditions identical to those offered by SEGA to such third party in the Territory. If T2 fails to indicate in writing that it has elected to exercise such right of first refusal within fifteen (15) days of receiving notice from SEGA of any such offer to any third party in the Territory during such one (1) month period, T2 shall be deemed to have declined to exercise such right of first refusal.

  3     GRANT OF RIGHTS

      3.1 Grant. In accordance with and subject to the terms and conditions of this Agreement, SEGA hereby grants to T2, and T2 hereby accepts and agrees to exercise, the exclusive, non-transferable license to exercise the Operation Rights in the Territory during the Term. Notwithstanding anything to the contrary set forth in this Agreement, T2 will not distribute, sell, license or otherwise make available the Licensed Software to any party outside of the Territory, or under circumstances where T2 knows, or in the exercise of prudent business judgment should know, that such activity ultimately will result in the use of the Licensed Software outside of the Territory.

      3.2 No Third Party Rights. Except as otherwise expressly set forth in this Agreement, T2 shall directly exercise the rights and licenses granted to it under this Agreement and shall not allow or permit any third party to exercise such rights on T2's behalf without SEGA's prior written approval, which approval shall not be unreasonably denied by SEGA as to controlled affiliates of T2 to the extent that the marketing and operation of the Licensed Software in accordance with this Agreement requires that such permission be granted by T2 to such controlled affiliates. T2 shall require any third party (including, without limitation, any such controlled affiliate of T2)

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            that is approved by SEGA to exercise any such rights on behalf of T2 to execute a written sublicense agreement acceptable to SEGA in form and substance as a precondition to such third party's exercise any such rights, and T2 shall be liable for any and all acts or omissions of any such third party arising our of or relating to this Agreement or such sublicense agreement. Each such third party obtaining a sublicense from T2 shall strictly conform to the terms and conditions set forth in this Agreement with regard to the Licensed Software. T2 shall not be required to make any additional payment or compensation to SEGA beyond that set forth in this Agreement in order to grant any such sublicense in accordance with this Section 3.2 and T2 shall not receive any compensation or payments form any such sublicense as consideration for granting any such sublicense.

      3.3 No Right to Reproduce, Modify or Reverse Engineer. T2 agrees that it shall not, and shall not permit or assist any other party to, copy, modify or adapt all or any part of the Licensed Software, except as may be expressly and clearly permitted by this Agreement. T2 agrees that it shall not, and shall not permit or assist any other party to disassemble, decompile, reverse assemble, reverse engineer or otherwise attempt to recreate the source code or extract any trade secrets from the Licensed Software without SEGA's prior written approval. Without limiting the materiality of any other term of this Agreement, the failure of T2 to comply with any provision of this Section shall be considered a material breach of this Agreement by T2.

      3.4 License and Operation Rights Only. This Agreement only grants to T2 a license to use the Server Software and to transfer units of the Client Software to Subscribers and does not transfer any right, title, or interest in or to any of the Licensed Software to T2. Notwithstanding any "purchase" or "sale" or similar language contained herein, T2 acknowledges that the Licensed Software is licensed as indicated in this Section.

      3.5 Use of Marks. Subject to the terms and conditions set forth in this Agreement, SEGA grants to T2 during the term of this Agreement an exclusive, nontransferable, and royalty free right to use the Marks and the Game title for the purpose of promoting, marketing and operating the Licensed Software in the Territory in a style and manner approved by SEGA in writing prior to such use.

      3.6 Modification to Licensed Software. Without SEGA's prior written approval, T2 shall not make, or permit any third party to make, any modification or revision of or to any portion of the Licensed Software in the Territory, or in urgent situations, T2 may request in writing permission from SEGA to modify or revise certain aspects of the Licensed Software. SEGA shall respond in writing to any such request within five (5) working days of SEGA's receipt of the request. If SEGA fails to respond to any such request within such five (5) working day period, the request shall be deemed approved. Any approval by SEGA of a requested modification or revision, whether actual or deemed, will be valid only for a period of thirty
            (30) days from the date of such approval. If the approved modification or revision is not completed within such thirty (30) day period, it shall be treated as a new modification or revision for which approval must again be obtained from SEGA as set forth in this Section 3.6. The specific plan and schedule for the development of any approved modification or revision shall be determined through consultation and agreement by SEGA and T2. If SEGA provides T2 at

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            any time with a patch or Upgrade that substantially performs the function of any such approved modification or revision, T2 shall promptly implement such Patch or Upgrade and cease using such modification or revision. If at any time T2 makes any modification or revision of the Licensed Software, neither SEGA nor JCE shall thereafter bear any liability to T2 with respect to the modified or revised Licensed Software, including, without limitation, any obligation to provide services with respect thereto pursuant to
            Section 8. The immediately foregoing sentence shall not affect SEGA's or JCE's obligations with respect to the unmodified Licensed Software, including if, after making a modification or revision to the Licensed Software, T2 subsequently completely de-installs all copies of such modified or revised Licensed Software, and re-installs the unmodified Licensed Software in the form provided by SEGA to T2.

      3.7 Reserved Rights. Any and all rights not specifically and expressly granted by SEGA to T2 under this Agreement are hereby reserved by SEGA.

  4     COMMUNICATION

      4.1   Regular  Meetings.  T2, SEGA and JCE shall meet  regularly  (i.e.,
            ------------------
            at least once per calendar month) during the Term to discuss development, marketing and maintenance objectives, strategy, and activities for the Licensed Software in the Territory (the "Regular Meetings").

      4.2 Project Manager. At all times during the Term, T2, SEGA, and JCE shall each provide a designated individual employee as "Project Manager." All of the Project Managers shall be primarily (though not exclusively) dedicated to, and be fully familiar with the Licensed Software. The Project Managers shall be available on a reasonable basis during regular business hours and shall maintain continuous contact with each other. The Project Managers shall coordinate the performance by obligations of their own companies under this Agreement, and shall promptly respond to all inquiries, both oral and written, made by other Project Managers.

               4.2.1 Wang Jim is hereby initially appointed by T2 and is deemed reasonably satisfactory by SEGA and JCE, as T2's Project Manager.
               4.2.2 Kashiwaguchi Yukihiro is hereby initially appointed by SEGA and is deemed reasonably satisfactory by T2, as SEGA's Project Manager.
               4.2.3 SEO, Jeung Wook is hereby initially appointed by JCE and is deemed reasonably satisfactory by T2, as JCE's Project Manager.

  5     DEVELOPMENT

      5.1 Translation Assets. SEGA shall deliver to T2 the assets needed for translation (the "Translation Assets") of the Closed Beta Version and shall deliver, in advance, the Translation Assets of other versions to T2 by at least two (2) weeks prior to launch of said version. T2 shall, at its sole cost and expense, promptly translate into Mandarin Chinese (using simplified characters) each version of the Translation Assets (or any portion thereof) provided by SEGA to T2, and then deliver the translated version of the Transaction Assets to SEGA. Upon receiving the translated version of the Translation Assets, SEGA shall promptly integrate such translated

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            version into the Game as embodied in the License Software used in the Territory. However, if SEGA finds any errors in any translated version of any of the Translation Assets, SEGA shall return such Translation Assets to T2 and T2 shall promptly correct such errors and promptly provide SEGA with such corrected Translation Assets. T2 shall be only responsible for the accuracy and completeness of the translated version of the Translation Assets as presented to SEGA by T2. SEGA shall be responsible for the accuracy and completeness of any modification it may make to any such translated version of the Translation Assets. T2 shall not use the Translation Assets for any purpose other that the one specified in this Section.

      5.2 Product Plan. SEGA and JEC shall develop a product plan for the future versions of the Licensed Software during the Term (the "Product Plan") as set forth in this Section 5.2. SEGA shall deliver the then-current Product Plan to T2 no later than twenty (20) business days after the Effective Date. Thereafter, SEGA shall deliver an up-to-date edition of the Product Plan to T2 at least five (5) business days prior to the date of each Regular Meetings during the Term. T2 may make suggestions to SEGA at the Regular Meetings to perfect the next version of the Licensed Software. SEGA shall make the final decision regarding development of the Product but when making such decision, SEGA shall give due consideration to T2's suggestions for the purpose of marketing, promotion and operation of the License Software in the Territory.

      5.3 Upgraded Versions. If available and agreed by T2 and SEGA to be suitable for use in the Territory, SEGA shall deliver Upgraded Versions to T2. The upgrades and enhancements contained in each Upgraded Version shall be consistent with the Product Plans of SEGA and JCE and shall be developed in consultation with T2, provided however, that: (a) SEGA shall make all final decisions on the upgrades an enhancements that are included in each Upgraded Version along with the production thereof, giving due consideration to T2's suggestions as set forth in Section 5.2; and (b) T2 shall be responsible for translating all Translation Assets designated by SEGA for translation into Mandarin Chinese (using simplified characters) in connection with any Upgraded Version. T2 shall commercially launch each Upgrade Version within twenty (20) business days of receiving such Upgraded Version and thereafter shall only offer such Upgraded Version to Subscribers (i.e., upon installing an Upgraded Version, T2 immediately shall discontinue offering the prior versions of the Licensed Software).

      5.4 Delivery. SEGA shall deliver the Licensed Software to T2 as set forth in this Agreement, to T2's place of business as set forth in
            Section 15.1. SEGA shall make such delivery in strict compliance with the schedule as set forth in Appendix II. The Licensed Software will be delivered in CD-ROM form, by FTP, or by such other electronic means as the SEGA and T2 may agree form time to time.

      5.5 Acceptance. T2 shall, within seven (7) days following its receipt of the items specified in Appendix I, send SEGA a written notice indicating, and serving as proof of its receipt of such items.

  6     MARKETING EFFORTS

      6.1   Co-Marketing. T2 shall be responsible for the marketing of the

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            licensed Software in the Territory. SEGA and JCE undertake that they shall provide reasonable assistance to T2 and/or bear expenses incurred by T2 in the process of such marketing efforts in such amount deemed as reasonable by SEGA and JCE, provided that such expenses have been approved in advance in writing by SEGA and JCE.

      6.2 Marketing Commitment. T2 shall use its best efforts to vigorously and aggressively advertise, market and distribute the Licensed Software throughout the Territory and, in doing so, shall ensure that its marketing, promotion and advertising activities (collectively, "Marketing Activities") are in accordance with high quality and good taste and will be comparable to the highest quality and good taste and will be comparable to the highest quality Marketing Activities in the Territory for competitive products. T2 shall submit a marketing plan and budget to SEGA two months prior to the Closed Beta Test. SEGA shall review the marketing plan and shall either provide T2 with: (a) written approval of the marketing plan or (b) a written list of changes that shall be made before SEGA approves such a marketing plan. SEGA and T2 shall by consultation determine the aforesaid changes to be made to ensure that such changes are conductive to the marketing of the Licensed Software, reasonably within T2's capability and in compliance with any applicable laws. The aforesaid approvals shall not be unreasonably withheld by SEGA. If SEGA fails to respond to any such marketing plan and budget by providing T2 with such a written approval or written list of changes within five (5) business days after receipt of the marketing plan and budget from T2, SEGA will be deemed to have approved such marketing plan and budget. During the Term, T2 may reasonably change the monthly marketing budget and marketing activities as required by market conditions in the Territory. T2 shall submit monthly reports to SEGA indicating in reasonable detail: (i) the costs T2 has spent on marketing during the previous month and (ii) marketing activities conducted during the previous month (the "Marketing Report"). T2 shall not implement any Marketing Activities without receiving prior written approval thereof from SEGA. SEGA's approval of any Marketing Activities or marketing plan shall not constitute an opinion as to its legal appropriateness or adequacy and T2 shall be solely responsible for its implementation thereof.

      6.3 Game Materials and Promotional Materials. Prior to using any material which shall be packaged and distributed with the Licensed Software in the Territory (the "Game Materials") or materials used to promote the Game and/or the Licensed Software in the Territory ("Promotional Materials"), T2 shall submit such Game Material or Promotional Material to SEGA for approval; provided, however, that no such approval shall be required for any Game Materials or Promotional Material provided to T2 by SEGA and used in unmodified form by T2 in the Territory. Within two (2) business days following receipt of any such Game material or Promotional material, SEGA shall provide T2 with either: (a) a written approval thereof; or (b) a written list of changes that must be made before SEGA would approve such Game Material or Promotional Material. SEGA and T2 shall by consultation determine the changes to be made to ensure that such changes are conductive to the marketing of the Game and the Licensed Software, reasonably within T2's capability and in compliance with any applicable laws. The aforesaid approvals shall not be unreasonably withheld by SEGA and the failure by SEGA to provide any such written approval or written list of changes within such two (2) business day period will be deemed to constitute SEGA's

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            approval of the applicable Game Material or Promotional Material. T2 shall not implement any Game Material of Promotional Material until it has been approved by SEGA in writing. T2 agrees to use all Promotional Materials provided by SEGA to promote and market the Game and/or the Licensed Software in the Territory. SEGA's approval of any Game Material or Promotional Material shall not constitute an opinion as to its legal appropriateness or adequacy and T2 shall be solely responsible for the use thereof. T2 shall be solely responsible for the cost to recall any Game Material or Promotional Material that are not provided by SEGA.

      6.4 Marketing Practices. T2 shall, with respect to the Game and the Licensed Software, (a) ensure that its marketing, promotion and advertising efforts are in accordance with high quality and good taste and will be comparable to the highest quality marketing, promotion and advertising efforts in the Territory for competitive products; (b) conduct business in a manner that reflects favorably at all times on the Game and the Licensed Software and the good name, goodwill and reputation of SEGA; (c) avoid deceptive, misleading or unethical practices that are or might be detrimental to SEGA, the Game, the Licensed Software or the public, including, but not limited to, disparagement of SEGA, the Game or the Licensed Software; (d) make no false or misleading representations with regard to SEGA, the Game or the Licensed Software; (e) not publish or employ or cooperate in the publication or employment of any misleading or deceptive advertising material; (f) include SEGA's and JCE's trademarks on all Game Materials and Promotional Materials and all copies of the Licensed Software; (g) comply with all of SEGA's and JCE's then-current trademark guidelines, as may be provided and updated from time to time by SEGA and/or JCE; and (h) make no representations, warranties or guaranties to anyone with respect to the specifications, features or capabilities of the Licensed Software that are inconsistent with the Game Materials prepared or approved by SEGA or any other literature pertaining to the Licensed Software that has been prepared and/or approved by SEGA.

      6.5 Fundraisers. Without limiting any provisions of this Section 6, T2 shall not sell or otherwise provide the Licensed Software for use in fundraisers, sweepstakes or similar activities or provide Licensed Software for use as prizes, premiums or give-a-ways unless and until it obtains SEGA's prior written approval, which approval SEGA shall not unreasonably withhold.

      6.6   Free Promotional Items. Without limiting any provisions of this
            Section 6, T2 shall not distribute any particular free promotional item unless and until it obtains SEGA's prior written approval, which approval SEGA shall not unreasonably withhold, especially with regard to those facilitating the marketing and operation of the Licensed Software. Such approval rights apply to all aspects of each free promotional item, including, without limitation: the type of item, the specifications of the item, the manner in which it will be distributed, the manner in which it will be marketed and promoted, the maximum number of units to be distributed, and similar matters.

      6.7 Merchandising. SEGA and T2 acknowledge and agree that: (a) T2 desires the right and license to develop, manufacture, market, promote, distribute and sell merchandise based on the Licensed Software; and (b) the terms and conditions of such merchandising

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            arrangement shall be set forth in a separate written agreement.

  7     COMPENSATION AND PAYMENTS

      7.1 License Fee. T2 shall pay SEGA a non-refundable and non-recoupable license fee equal to Three Million Dollars (USD$3,000,000) (the "License Fee"). The License Fee shall be deemed fully-accrued on the Effective Date and shall be paid in three (3) installments as follows:

            7.1.1 Once T2 obtains the necessary governmental approval, and in any event no later that thirty (30) days after the Effective Date T2 shall pay SEGA the first of the three (3) installment payments, which payment shall be equal to Three Hundred Thousand Dollars (USD$300,000);
            7.1.2 No later than ninety (90) days after execution of this Agreement, T2 shall pay SEGA the second of the three (3) installment payments, which payment shall be equal ton One Million Two Hundred Thousand Dollars (USD$1,200,000);
            7.1.3 No later than the launch of the Open Beta Test, T2 shall pay SEGA the third of the three (3) installment payments, which payment shall be equal to One Million Five Hundred Thousand Dollars (USD$1,500,000).

      7.2 Royalties. Subject to the full performance of SEGA, as payment for the rights granted by SEGA hereunder, T2 shall pay SEGA a royalty (the "Royalties") equal to thirty-three percent (33%) of all Gross Revenues commencing from the Commercial Release of the Licensed Software, the calculation of which shall be consistent with the reports produced by the Billing Server. T2 shall make all Royalty payments to SEGA no later than the last day of the calendar month following the calendar month during which the Gross Revenues are received by T2. The payment of such Royalty for a given calendar month may be deferred by T2 by three (3) months if SEGA of JCE fails to perform its obligations under Section 8.2 of this Agreement during such calendar month.

      7.3 Late Payment. Any payments due hereunder and received by SEGA later than its respective due date shall bear interest at a rate equal to the basic monthly deposit interest rate of the People's Bank of China.

      7.4 Payment Forms. All payments due to SEGA hereunder shall be made by wire transfer. All payments shall be made in U.S. Dollars, and, subject to Section 7.6, free of any withholding tax and of any currency control or other restriction.

      7.5 Exchange Rate. Any necessary conversions of currencies of the Territory into United States Dollars with respect to any payment to be made to SEGA under this Agreement shall be performed using the exchange rates in effect on the last business day of the month immediately preceding the month in which such payment is due, as published or announced by the People's Bank of China.

      7.6 Taxes. T2, on SEGA's behalf (as T2's licensor under this Agreement) shall withhold any amount required by the PRC tax authorities as a royalty tax from payments of the License Fee an Royalty by T2 to SEGA. SEGA agrees and acknowledges that as of the Effective Date SEGA is required to pay a ten percent (10%) royalty tax in the PRC on the License Fee and Royalty to the Government of the PRC, and that T2 is authorized hereunder to withhold the required amount of PRC royalty tax (i.e., ten percent (10%) as of the Effective Date) from each of the installment payments of the License Fee and each monthly running Royalty payment as set forth in Section 7.2, which withholding will reduce the net amount of each such installment payment of the License Fee and each monthly running Royalty payment until such time (if ever) as such withholding is no longer required by the taxation authorities of the PRC. T2 shall be solely responsible for payments of such PRC royalty taxes on the License Fee and Royalties hereunder to the government of the PRC, and T2 shall pay such withheld PRC royalty tax to the government of the PRC on behalf of SEGA in a timely manner, and shall promptly provide SEGA with official tax receipts issued by appropriate tax authorities. T2 shall at all times withhold and pay to the government of the PRC such PRC royalty taxes in accordance with lowest tax rate then permitted by the laws of the PRC.

      7.7 Bad Accounts Confirmation. SEGA and T2 acknowledge that the normal payment cycle with respect to Client Software and prepaid cards therefore is ninety (90) days from the date of the applicable sale thereof. Any unpaid amounts for Client Software or prepaid cards is overdue for more than one hundred and eighty (180) days from date of the applicable sale shall be confirmed as bad accounts. T2 shall have the right to deduct from the Royalty Payment due for a given calendar months the accounts confirmed as bad accounts during such calendar month in an amount not to exceed, in the aggregate, three and three-tenths percent (3.3%) of the Gross Revenues for such calendar month.

      7.8 Periodic Reports. In order to substantiate any Royalty payment due to SEGA, T2 shall deliver to SEGA with each Royalty payment, a report setting forth in reasonable detail: (a) the amount of Royalties paid to SEGA arising from the corresponding payment period; (b) the number of new Subscribers for the corresponding payment period; (c) the total number of Subscribers for the corresponding payment period; (d) the amount of Gross Revenues for the corresponding payment period; (e) the amount of distribution costs for the corresponding payment period; (f) the amount of any withheld PRC royalty taxes for the corresponding payment period; (g) the amount of any bad accounts recognized an uncollectible during the corresponding payment period: and (h) any other items reasonably necessary to verify the accuracy of the Royalty payment or to which SEGA and T2 otherwise agree.

      7.9 Audits. T2 agrees to keep and preserve, for at least three (3) years after the expiration or earlier termination of this Agreement, accurate books, records and accounts of all transactions relating to this Agreement. T2 shall provide SEGA with quarterly audited financial reports. Commencing upon the Commercial Release of the Licensed Software, SEGA shall have the right, once every six (6) months, to have an independent auditor that is reasonably acceptable to both SEGA and T2, audit such books, records and accounts of T2 to verify T2's compliance with the terms and conditions of this Agreement. However, if SEGA and T2 cannot agree on an independent auditor within sixty (60) days, SEGA may conduct the audits itself in accordance with the provisions of this Section. Any such audit shall be conducted during the regular business hours of T2, in such a manner so as not to interfere unreasonably with the normal business activities of T2, and shall be at SEGA's expense. If such an audit reveals an underpayment of five percent (5%) or more, or any other material breach of this Agreement, T2 shall promptly pay to SEGA all costs and expenses of such audit. T2 shall promptly pay SEGA the amount of any underpayment (and correct any other noncompliance) revealed by any such audit along with interest at a rate equal to the basic monthly deposit interest rate of the People's Bank of China.

  8     SERVICES

      8.1 Customer Support. T2 shall maintain a presence throughout the Territory and provide high quality first level customer support to Subscribers via telephone and email services. SEGA and JCE shall provide second level customer support to T2 by providing T2's customer support representatives with telephone and email support during T2's normal business hours (Beijing local time) to answer customer service and usage-oriented questions relating to the Licensed Software and the related services. T2 shall provide SEGA and JCE with activity reports on no less than a monthly basis relating to customer service issues setting forth in reasonable detail, to the extent applicable, the type of problems encountered and the manner in which they were resolved

      8.2 Technical Support. If T2 requires Technical Support consisting of fixing bugs or logical errors with regard to the Server Software during T2's operation of the Licensed Software, a written "Request of Technical Support" shall be delivered to the contract person of SEGA and/or JCE as designated by the parties. Upon receipt of such request, SEGA and/or JCE shall make an online response to such request within eight (8) business hours; in the event that such online response fails to solve the aforesaid issues and the parties determine that onsite support is necessary, SEGA and/or JCE shall send one (1) or more engineers to conduct onsite technical service within five (5) business days of the date such determination is made.

            In the event T2 discovers any third-party hacking activities targeting the Server Software, T2 shall submit to SEGA and/or JCE a written report, via e-mail or by facsimile, to the contact person of SEGA and/or JCE as designated by the parties, describing the nature of such activities in sufficient detail to permit SEGA and/or JCE to provide preventative measures. Upon receipt of any such written report, SEGA and/or JCE agree(s) to make an online response to the reported hacking activities within eight (8) business hours and on an urgent basis; in the event that such online response fails to solve the aforesaid issues and the parties determine that onsite support is necessary, SEGA and/or JCE shall send one (1) or more engineers to conduct onsite technical service within five (5) business days of the date such determination is made.

            For serious technical problems which are likely to result in substantial losses or other adverse effects to the operation of the Licensed Software of to T2, SEGA or JCE, SEGA and/or JCE shall send to T2, no less than three (3) senior technicians (including one for programming support, one for system support and one for scripting support) to solve such problems, within five (5) business days upon the receipt of T2's written request and report of such problems.

      8.3 Returns. T2 shall honor all refund and exchange requests received from subscribers pursuant to the terms of this Agreement and the Subscriber Agreements. No returns shall be accepted by SEGA, and T2 shall instruct Subscribers to make all refund requests directly to T2 and no to SEGA. T2 may return any returned unit to T2's inventory if the unit is in salable condition. All returned units that are not returned to inventory shall be destroyed, and such destruction shall be attested to in a sworn affidavit signed by an officer duly authorized to bind T2. Returned units shall not affect the calculation of Gross Revenues under this Agreement.

      8.4 Technical Documents. If JCE provides any Patches to T2, a written release note and test report for such Patch shall be delivered to T2. All documents delivered by T2 to JCE shall be written in Korean and Chinese. All documents delivered by JCE to T2 shall be written in Korean and Chinese. All documents exchanged between T2 and JCE and relating to technical issues should be signed by both JCE and T2.

      8.5 Localization of the Technique Support. JCE shall provide training to a reasonable number of technical personnel designated by T2 according to the reasonable requirements of T2, and T2 and JCE shall be responsible for the confidentiality of the procedures and contents of such trainings with respect to their respective participants pursuant to the terms of this Agreement. T2 shall provide an office and bear the reasonable costs and expenses travel, room and board for the JCE personnel providing such training, to the extent that the travel of such JCE personnel has approved in advance in writing by T2.

      8.6   Billing Server and Gaming Server System.

             8.6.1Billing Server. T2 shall be responsible for authenticating and billing the Subscribers. In connections with such responsibilities, T2 shall set-up and maintain a computer server (the "Billing Server") to capture and store billing information in a billing database (the "Billing Database") and bill each Subscriber for all charges arising from such Subscriber's use of the Licensed Software. The Billing Server shall be connected to Internet and shall be capable of producing the periodic reports described above in Section 7.8 in addition to other reports.

             8.6.2Gaming Server System. T2 shall install, operate, host and maintain the Licensed Software within the territory. In connection therewith, T2 shall set-up and maintain a computer server system (the "Gaming Server System" and, collectively with the Billing Server, the "Servers") that is connected to the Internet with sufficient processing speed and power, as well as telecommunications bandwidth, to support Subscribers in the Territory in accordance with the specifications provided by SEGA from time to time. The Gaming Server System shall include, without limitation, game servers, Subscriber database servers, login servers and Server Software. T2 shall ensure that the Licensed Software is generally accessible to Subscribers via the Internet in order to play the Game Twenty-four (24) hours a day, seven (7) day per week (excluding maintenance periods) throughout the Term.

             8.6.3Security. T2 shall maintain the following security standards with respect to Billing Server and Gaming Server System: (a) the Billing Server and Gaming Server System shall be provided with redundant power sources that permit at least eight (8) hours of backup power, a fire protection system, and adequate cooling and ventilation; (b) T2 shall store and operate the Billing Server and Gaming Server System in an environment equipped with 24-hour onsite security and monitoring, security alarm systems, and other reasonable measures designed to protect the security and integrity thereof; and (c) T2 shall place the Billing Server and Gaming Server System behind a software and/or hardware firewall, and shall continuously monitor and maintain such firewall.

             8.6.4Server Audit Rights. T2 shall provide SEGA with access to the
                  Billing Server and Gaming Server System at all times during the Term so that SEGA can monitor all of T2's activities relating thereto. SEGA agrees that it shall not modify or duplicate any of the billing information in the Billing Database.

      8.7 Permits and Certificates. T2 shall be solely responsible at T2's own cost and expense for obtaining any and all permits and certificates from the applicable authorities of the PRC or other governmental authorities in the Territory that are necessary to exercise the rights and licenses granted to T2 under this Agreement.

      8.8 Notification of Claimed or Suspected Defects. T2 shall promptly notify SEGA in writing of any claimed or suspected defect in the Licensed Software no later than ten (10) days after T2 learns of the same.

      8.9 Compliance with Law. T2 shall comply with all Laws that are necessary to exercise the rights and licensed granted to T2 under this Agreement, including, but not limited to, all applicable labor laws and regulations and all applicable governmental and industry codes of conduct and social accountability.

  9     OWNERSHIP AND PROTECTION OF PROPRIETARY RIGHTS.

      9.1 As between T2, on the one hand, and SEGA and JCE, on the other hand, SEGA and JCE retain all Intellectual Property Rights in and to the Marks, Game, Licensed Software (including, without limitation, the Closed Beta Version, the Open Beta Version and the Commercial Version), Promotional Materials, Game Materials, and all other materials provided by SEGA (including, without limitation, the Translation Assets), and T2 shall not have or acquire any right, title, or interest in the Marks, Game the Licensed Software, the Promotional Material, Game Materials or such other materials under any circumstances whatsoever, except that any Intellectual Property Rights in any part of the Licensed Software (including, without limitation, the Closed Beta Version and Open Beta Version), Promotional Materials and/or Game Materials independently created by T2 as permitted pursuant to this Agreement shall be jointly owned among SEGA, JCE and T2. T2 agrees that it shall not at any time during or after the Term assert or claim any interest in, or do anything that may adversely affect the validity or enforceability of, any Intellectual Property Right belonging to or licensed by SEGA and JCE (including any act, or assistance to any act, which may infringe or lead to the infringement of any such rights) hereunder. If T2 has or acquires any Intellectual Property Rights in or to the Licensed Software (including, without limitation, the Closed Beta

            Version, Open Beta Version and Commercial Version) or any Promotional Materials, Game Materials, Marks or other materials to which T2 is not entitled to joint ownership pursuant to the first sentence of this Section 9.1, T2 shall assign such Intellectual Property Rights to SEGA and/or JCE as instructed by SEGA without additional consideration. If for any reason any such Intellectual cannot be assigned to SEGA and/or JCE as provided above, T2 hereby waives such rights and the enforcement thereof without additional consideration. If such Intellectual Property Rights cannot be assigned to SEGA and/or JCE as provided above and cannot be waived, T2 hereby grants to SEGA and JCE an irrevocable, exclusive, worldwide, royalty-free license in perpetuity to exercise such intellectual Property Rights without additional consideration.

      9.2 Except as expressly set forth in this Agreement, nothing herein, nor the exercise of any rights granted T2 hereunder, conveys to T2, and T2 shall not have or acquire, and shall not purport to have or acquire, any Intellectual Property Right or any other right or title to , or interest in, the Game or any part or aspect thereof (including, without limitation, the Licensed Software, the Closed Beta Version, Open Beta Version and Commercial Version) and any and all Promotional Materials and Game Materials, except for those to which T2 is entitled to joint ownership pursuant to Section 9.1).

      9.3 Except as may be otherwise expressly set forth in this Agreement, T2 shall execute any and all documents and do such other acts requested at any time by SEGA and/or JCE as may be required to evidence, perfect, confirm and/or further effect the rights granted SEGA under this Agreement, including without limitation, the rights under this
            Section 9. In the event T2 fails to execute and deliver any such documents and instruments promptly upon request by SEGA and/or JCE, SEGA and/or JCE are hereby authorized and appointed to act as attorney-in-fact of and for T2 to make, execute and deliver any and all such documents and instruments, it being understood that such power is coupled with an interest and is therefore irrevocable.

      9.4 SEGA and JCE shall provide T2 with appropriate copyright and trademark notices in SEGA's and JCE's respective names, and T2 shall place, in such manner and form as SEGA and JCE shall direct, such copyright and trademark notices on all Promotional Materials, Game Materials and copies of the Client Software. In no event shall T2 alter, remove, obscure, erase or deface or otherwise hide from view, any such notices or any other copyright, trademark or other proprietary rights notice of SEGA and/or JCE contained on or incorporated in any Licensed Software, Promotional Material or Game Material.

      9.5 T2 shall not register or attempt to register, any trademark, trade name, software or other Intellectual Property Right related to the Marks, the Game, the Licensed Software (including, without limitation, the Closed Beta Version, Open Beta Version and Commercial Version), the Promotion Materials and/or the Game Materials with any public or private authority without the express and unambiguous prior written consent of SEGA and JCE, except for any Intellectual Property Rights to which T2 is expressly entitled to joint ownership pursuant to Section 9.1. T2 shall not attach any additional trademarks, logos or trade designations to the Licensed Software without SEGA's prior written approval. T2 shall not affix any SEGA or JCE trademark, logo or trade name to any non-SEGA or non-JCE product.

      9.6 T2 shall promptly report to SEGA and JCE (a) any infringement of any of SEGA's and/or JCE's Intellectual Property Rights by any person or entity, (b) any infringement by any person or entity of any right granted to T2 hereunder and (c) any unauthorized copying or distribution of the Licensed Software or any component thereof by any person or entity. SEGA may, in its sole discretion, undertake to prosecute necessary actions to prevent such infringement or any unlicensed or unauthorized distribution. In the event T2 is joined in any such litigation, the respective counsels of SEGA and T2 shall cooperate with respect to matters of procedure, conduct of such litigation and/or handling thereof.

      9.7 As between the parties, SEGA and JCE shall have the sole right, in their absolute discretion, to employ attorneys and to institute or defend any action or proceeding and to take any other appropriate steps to protect all rights owned or controlled by SEGA and/or JCE and all interest in and to the Licensed Software (including, without limitation, the Closed Beta Version, Open Beta Version and Commercial Version) and every portion thereof and, in that connection, to settle, compromise in good faith, or in any other manner dispose of any matter, claim action, or proceeding and to satisfy any judgment that may be rendered, in any manner as SEGA and JCE in their sole discretion may determine; provided, however, that this Section 9.7 shall not prevent T2 from employing attorneys or taking actions vis-a-vis third parties to defend or protect rights expressly granted to T2 pursuant to this Agreement.

      9.8 SEGA, T2 and JCE jointly own the rights to Subscriber database and Billing Database.

      9.9 The parties specifically acknowledge and agree that the provisions of this Section 9 are reasonable and necessary for the protection of SEGA's and JCE's Intellectual Property Rights and to prevent damage or loss to SEGA and JCE. T2 understands and agrees that SEGA and/or JCE may suffer irreparable harm in the event that T2 fails to comply with any of its obligations pursuant to this Section 9, and that monetary damages in such event would be substantial and inadequate to compensate SEGA and/or JCE, as the case may be. Consequently, T2 agrees that in such event SEGA and/or JCE (as the case may be) shall be entitled, in additions to such monetary relief as may be recoverable at law, to such injunctive or other equitable relief as may be necessary to restrain any threatened, continuing or further breach by T2, without showing or proving any actual damages sustained by SEGA and/or JCE, without bond.

  10    CONFIDENTIAL INFORMATION

      10.1 Confidential Information Defined. Any party (the "Receiving Party") may, during the performance of this Agreement, have access to and acquire knowledge form, material, data, systems and other information concerning the operation, business, financial affairs, products, customers and Intellectual Property Rights or other aspects of the other parties (the "Disclosing Parties") that may not be accessible or known to the general public (referred to herein as "Confidential Information"). "Confidential Information" also includes (a) the terms of this Agreement and the fact of its existence and (b) any information or materials that the Receiving Party obtains from any third party that the Disclosing Party treats as proprietary or designates as Confidential Information, whether or not owned by the Disclosing Party. "Confidential Information" does not include information that the Receiving Party can document in reasonable detail and to the Disclosing Party's satisfaction: (i) is know by the Receiving Party at the time of receipt from the Disclosing Party and is not subject to any other non-disclosure agreement between the parties; (ii) is now, or hereafter becomes, generally know to the industry through no fault of the Receiving Party; or (iii) is otherwise lawfully and independently developed by the Receiving Party, or lawfully acquired from a third party without any obligation of confidentiality.

      10.2 No Disclosure. Any Confidential Information acquired by the Receiving Party shall not be used, published or divulged by the Receiving Party to any other person or entity in any manner whatsoever without the prior clear and express written approval of the Disclosing Party, which approval the Disclosing Party may withhold in its sole discretion. The Receiving Party shall, and shall cause its employees, agents and every other person and entity it employs in connection with its performance of this Agreement to, protect and safeguard the Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use or disclosure of the Confidential Information as the Receiving Party uses to protect its own confidential or proprietary information of a like nature. In the event that the Receiving Party is directed to disclose any portion of any Confidential Information or any other materials proprietary to the Disclosing Party in conjunction with a governmental or judicial proceeding or arbitration, the Receiving Party shall immediately notify the Disclosing Party both orally and in writing. The Receiving Party agrees to provide the Disclosing Party with reasonable cooperation and assistance in obtaining a suitable protective order and in taking any other steps to preserve confidentiality. Upon any termination or expiration of this Agreement or upon the Disclosing Party's request, the Receiving Party shall immediately return all materials embodying Confidential Information to the Disclosing Party then in the custody, control or possession of the Receiving Party.

      10.3 No Confidential Information of Other Parties. Each party represents and warrants that it shall not use in the course of its performance hereunder, and shall not disclose to the other parties, any confidential information of any third party (including competitors of SEGA or T2) unless such party is expressly authorized in writing by such third party to do so.

      10.4 Publicity. Each party agrees that any press release it proposes to issue with regard to the execution of this Agreement shall be subject to the prior written consent of the other parties, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, T2 shall not directly or indirectly issue or permit the issuance of any publicity regarding, or grant any interview, or make any public statements whatsoever concerning (a) SEGA, this Agreement, or T2's services hereunder without prior coordination with and approval by SEGA, which approval shall not be unreasonably withheld or delayed, or (b) the Licensed Software without prior coordination with and approval by SEGA, which approval shall not be unreasonably withheld or delayed.

      10.5 Confidentiality of Licensed Software. Without limiting the generality of the foregoing provisions of this Section 10, the parties hereby acknowledge that the Licensed Software constitutes Confidential Information of SEGA, and T2 and JCE hereby covenant that they shall keep in strict confidence any and all parts of the Licensed Software licensed to T2 by SEGA hereunder and all versions thereof in all languages, including but not limited to any source codes thereof to which T2 of JCE may obtain access, and that they shall not, directly or indirectly, disclose, or allow to be disclosed, such Licensed Software and related materials to any third party in the Territory or conduct any activity inside or outside the Territory under circumstances where either T2 or JCE knows, or in the exercise of prudent business judgment should know, that such activities may, directly or indirectly, result in the disclosure of such Licensed Software or related materials to any third party.

      10.6 Specific Performance. The parties specifically acknowledge and agree that the provisions of this Section 10 are reasonable and necessary for the protection of the Confidential Information and to prevent damage or loss to the Disclosing Party. Each Receiving Party understands and agrees that the Disclosing Party may suffer irreparable harm in the event that Receiving Party fails to comply with any of its obligations pursuant to this Section 10, and that monetary damages in such event would be substantial and inadequate to compensate Disclosing Party. Consequently, Receiving Party agrees that in such event Disclosing Party shall be entitled, in addition to such monetary relief as may be recoverable at law, and to such injunctive or other equitable relief as may be necessary to restrain any threatened, continuing or further breach by Receiving Party, without showing or proving any actual damages sustained by Disclosing Party, without bond.

11      REPRESENTATIONS, WARRANTIES, LIMITATIONS AND INDEMNIFICATION.

      11.1 Representations and Warranties of T2. T2 represents and warrants that (a) it has the right, power and authority to enter into this Agreement and to fully perform its obligations under this Agreement;
            (b) the making of this Agreement by it does not violate any agreement existing between it and any other person or entity, and throughout the Term it shall not make any agreement with any person or entity that is inconsistent with any of the provisions of this Agreement; (c) the Game Materials, Promotional Materials and any portions of the Licensed Software developed by T2 do not and will not violate or infringe upon the Intellectual Property Rights of any third party; (d) it complies, and at all times during the Term shall comply, with all applicable laws in effect at the time duties are performed under this Agreement and in all dealings with respect to the Licensed Software; (e) it is, and at all times during the Term shall be the holder of all consents necessary for it to perform its obligations hereunder; (f) it has the experience and skill to perform the services required to be performed by it hereunder; and
            (g) it shall perform such services in accordance with generally accepted professional standards and in an expeditious and economical manner consistent with sound professional practices.

      11.2 Indemnification by T2. Except as expressly set forth in this Agreement, T2 shall, at its sole expense, indemnify, defend and hold harmless SEGA and its directors, officers, employees, agents, successors and assigns, from and against any and all claims, demands, suits, actions, proceedings, judgments, damages, costs, losses, expenses (including attorneys' fees and expenses) and other liabilities (including settlements) arising form, in connection with or related in any way to, directly or indirectly, (a) any breach or alleged breach of any of the representations or warranties made by T2 under this Agreement or of Sections 8.6.1, 8.6.2, 8.6.3 or 10; or
            (b) the gross negligence and/or willful misconduct to T2 (each, a "SEGA Claim"). SEGA shall promptly notify T2 of any SEGA Claim for which indemnification is sought pursuant to this Section 11.2. T2 shall bear full responsibility for all SEGA Claims; provided however, that (i) T2 shall keep SEGA informed of, and consult with SEGA in connection with the progress of each SEGA claim; and (ii) T2 shall not have any right without SEGA's written consent, to settle any SEGA Claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, torn or otherwise) on the part of SEGA. Notwithstanding any of the foregoing, SEGA shall have the right, in its absolute discretion, to employ attorneys of it own choice and to institute or defend any SEGA claim.

      11.3  Representations and Warranties of SEGA

            11.3.1 SEGA represents and warrants that, except if Advent
                   Telecommunications, Inc. and ATGames Holdings, Ltd. (collectively, "Advent") prevail (or obtain any form of injunctive relief) in the pending litigation between Advent and SEGA described in the July 29th, 2004 letter that Mr. Junji Fujita of SEGA sent to Mr. Jim Wang of ZARVA (the "Advent Litigation"): (a) it has the right, power and authority to enter into this Agreement and (b) the making of this Agreement by it does not violate any agreement existing between it and any other person or entity; (c) it complies, and at all times during the Term shall comply, with all applicable laws in effect at the time duties are performed under this Agreement and in all dealings with respect to the Licensed Software in the Territory; (d) it is, and at all times during the Term shall be, the holder of all consents necessary for it to perform its obligations hereunder; and
                   (e) the Game of any part of aspect thereof does no infringe upon of violate any Intellectual Property Rights of any other party in the Territory; (f) it shall provide T2 with the Licensed Software with such functions as set forth in Appendix I to this Agreement and deliver it upon such time as set forth in Appendix II hereto.

            11.3.2 Except for the forgoing representations and warranties, THE
                   GAME AND THE TRANLATION ASSETS ARE PROVIDED "AS IS." SEGA SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AS TO THE GAME OR SERVICE PROVIDED UNDER THIS AGREEMENT.

     11.4 Limitation of Liability.

            EXCEPT WITH RESPECT TO ANY LIABILITY OF T2 PURSUANT TO SECTION 11.2 OR ANY BREACH BY T2 OF SECTION 3, SECTION 6.2, SECTION 6.3, SECTION 6.4, SECTION 7, SECTION 9, SECTION 10 OR SECTION 11, IN NO EVENT SHALL SEGA, JCE OR T2 BE LIABLE UNDER OF IN CONNECTION WITH THIS

            AGREEMENT FOR ANY LOSS OF PROFIT OR ANY OTHER COMMERCIAL DAMAGE, INCLUDING WITHOUT LIMITATION INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER DIRECT OR INDIRECT DAMAGES OF ANY NATURE, FOR ANY REASON, INCLUDING WITHOUT LIMITATION THE BREACH OF THIS AGREEMENT, ANY EXPIRATION OR TERMINATION OF THIS AGREEMENT, CLAIMS ALLEGING THAT THE GAME OR ANY PART OR ASPECT THEREOF INFRINGES UPON OR VIOLATES ANY INTELLECTUAL PROPERTY RIGHT OF ANY PARTY OR CLAIMS ARISING FORM THE MALFUNCTION OF OR DEFECTS IN THE GAME WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF SEGA, JCE OR T2 (AS THE CASE MAY BE) HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     11.5 Representations and Warranties of JCE

            JCE represents and warrants that (a) it has the right, power and authority to enter into this Agreement and to fully perform its obligations under this Agreement; (b) the making of this Agreement by it does not violate any agreement existing between it and any other person or entity, and throughout the Term it shall not make any agreement with any person or entity that is inconsistent with any of the provisions of this Agreement; (c) it complies and at all times during the Term shall comply, with all applicable Laws in effect at the time duties are performed under this Agreement and in all dealings with respect to the Licensed Software; (d) it is, and at all times during the Term shall be, the holder of all consents necessary for it to perform its obligations hereunder; (e) it has the experience and skill to perform the services required to be performed by it hereunder; and (f) it shall perform such services in accordance with generally accepted professional standards an in an expeditious and economical manner consistent with sound professional practices.

     11.6 No Pass Through of Warranty Obligations SEGA DOES NOT MAKE BY VIRTUE OF THIS AGREEMENT OF THE TRANSACTIONS CONTEMPLATED HEREIN, AND SEGA HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY TO ANY SUBSCRIBER OR OTHER THIRD PARTY, WITH RESPECT TO THE LICENSED SOFTWARE, EXCLUDING ANY WARRANTY OF NON-INFRINGEMENT. T2 SHALL NOT HAVE THE RIGHT TO MAKE OR PASS ON, AND SHALL TAKE ALL MEASURES NECESSARY TO ENSURE THAT NEITHER IT NOR ANY OF ITS EMPLOYEES OR AGENTS MAKES OR PASSES ON, OR ATTEMTS TO MAKE OR PASS ON, ANY SUCH REPRESENTATION OR WARRANTY ON BEHALF OF SEGA TO ANY SUBSCRIBER OR OTHER THIRD PARTY.

     11.7 Indemnification by SEGA. SEGA shall, at its sole expense, indemnify and defend any suit or proceeding brought against T2 insofar as such suit or proceeding shall be based upon a claim in respect of (a) any of the warranties set forth in Section 11.3 hereof; (b) any breach by SEGA of Section 10 or (c) the Advent Litigation. SEGA shall pay any damages and costs finally awarded by a court against T2 as a result of such a claim, provided that;

          11.7.1SEGA shall have been promptly notified of the suit or claim by T2 and provided with a copy of each communication, notice or other action relating to said claim;

          11.7.2SEGA shall have the right to assume sufficient authority to conduct the trial or settlement of such claim or any negotiations related thereto at SEGA's expense; and

          11.7.3T2 shall have provided SEGA with all information and assistance reasonably requested by SEGA in connection with such claim or suit.

            In the event that SEGA fails to deliver the Licensed Software with such functions as are set forth in Appendix I to this Agreement, or to deliver the Licensed Software upon such schedule as is set forth in Appendix II hereto, or to timely provide T2 with patches to solve bugs and/or hacking problems with material impact to the operation of the Licensed Software in accordance with SEGA's express obligations under this Agreement, SEGA shall be held liable for direct loss incurred by T2 thereby.

            The foregoing shall not apply, and SEGA shall have no obligations to T2 to the extent any such claim is based on (i) any use of the Licensed Software in combination with any product, equipment, software or data not manufactured or marketed by SEGA or expressly identified y SEGA as being compatible with the Licensed Software,
            (ii) any alteration or modification of the Licensed Software without SEGA's approval, or (iii) marketing, distribution or use of the Licensed Software after written notice that T2 should cease activity due to such claim.

      11.8  Indemnification by JCE

            JCE shall, at its sole expense, indemnify, defend and hold harmless T2 and its directors, officers, employees, agents, successors and assigns, from ad against any and all claims, demands, suits, actions, proceedings, judgments, damages, costs, losses, expenses (including attorneys' fees and expenses) and other liabilities (including settlements) arising from, in connection with or related in any way to, directly or indirectly, its failure to fully perform its obligations under this Agreement, particularly the obligation of providing technical support and other services to T2 as set forth under Section 8 of this Agreement and its obligations set forth in
            Section 10 of this Agreement.

      11.9 No Virus. T2 warrants that each unit of the Licensed Software, as distributed by T2, shall be free of any willfully introduced computer virus or any other similar harmful malicious or hidden program or data.

12    TERMINATION.

      12.1 Termination by SEGA. Without prejudice to any other rights or remedies available to SEGA, SEGA shall have the right, in its sole discretion, to immediately terminate this Agreement upon written notice to T2 in the event of the occurrence of one or more of the following:

          12.1.1T2 discontinues its Internet game marketing and distribution business;

          12.1.2T2 breaches any of its material obligations under this Agreement and fails to cure such material breach within sixty (60) days of receipt of written notice from SEGA specifying the nature of such material breach; or

          12.1.3T2 makes a general assignment for the benefit of creditors;
               applies for or consents to the appointment of a receiver, trustee or liquidator for substantially all of its assets or such a receiver, trustee or liquidator is appointed; or T2 has filed against it an involuntary petition of bankruptcy that has not been dismissed within sixty (60) days thereof, or files a voluntary petition ob bankruptcy, or a petition or answer seeking reorganization or seeks to take advantage of any other law relating to relief of debtors; or has wound up or liquidated its business.

     12.2 Termination by T2. Without prejudice to any other rights or remedies available to T2, T2 shall have the right, in its sole discretion, to immediately terminate this Agreement upon written notice to SEGA in the event of the occurrence of one or more of the following:

          12.2.1SEGA or JCE breaches any of its material obligations under this Agreement and fails to cure such material breach within sixty
               (60) days of receipt of written notice from T2 specifying the nature of such material breach; or

          12.2.2SEGA or JCE makes a general assignment for the benefit of creditors; applies for or consents to the appointment of a receiver, trustee or liquidator for substantially all of its assets or such a receiver, trustee or liquidator is appointed; or SEGA or JCE has filed against it an involuntary petition of bankruptcy that has not been dismissed within sixty (60) days thereof, or files a voluntary petition of bankruptcy, or a petition or answer seeking reorganization, or seeks to take advantage of any other law relating to relief of debtors; or has wound up or liquidated its business.

      12.3 Effect of Termination. Upon the expiration or earlier termination of this Agreement; (a) all rights and licenses granted to T2 under or pursuant to this Agreement shall revert to SEGA and T2 immediately shall terminate providing the Subscribers with access to the Server Software and any other components of the Licensed Software; (b) T2 immediately shall pay SEGA any unpaid and due portion of the License Fee; (c) each party shall return the Confidential Information of the other parties; (d) any inventory of the Licensed Software in T2's possession or control shall be destroyed or, at SEGA's election, delivered to SEGA; and (e) T2 shall promptly transfer all of its right, title and interest in and to the Billing Database and Subscriber database(s) to SEGA. In the event SEGA directs the destruction of any inventory as provided in this Section 12.3, such destruction shall be attested to in a sworn affidavit signed by an officer duly authorized to bind T2. The obligations in this Agreement which are intended by their terms to survive the expiration or earlier termination of this Agreement shall so survive. In addition, and without limiting the generality of the preceding sentence, Sections 1, 3.3, 7.9, 8, 9, 10, 11, 12.3, 14 and 15 hereof shall survive the expiration or termination of this Agreement for any reason. No expiration or termination of this Agreement shall release T2 from its obligation to pay SEGA any amounts payable to SEGA under this Agreement which accrued prior to such expiration or earlier termination of which may accrue thereafter.

      13    INSURANCE
            T2, during the Term of this Agreement, shall carry General Commercial Liability Insurance and Employer's Liability Insurance in such amount and providing such coverage as is reasonable and customary for commercial entities providing services like those being rendered by T2 under this Agreement and shall name SEGA as an additional insured. All insurance required hereunder shall provide that the coverage there under may not be reduced or cancelled unless thirty (30) days unrestricted prior written notice thereof is furnished to SEGA. All insurance required hereunder shall be primary and not contributory. All insurance required hereunder shall be written by reputable insurers and accorded a rating by A.M. Best Company, Inc. of B+: VII or higher at the time of issuance of any policy pertaining to such insurance. Certificates of insurance (or copies of policies, if required by SEGA) evidencing satisfactory coverage as required hereunder shall be furnished to SEGA no later than thirty (30) days after the Effective Date.

14    INDEPENDENT CONTRACTOR; PERMISSIONS; NO AGENCY
             This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, among the parties, and the parties shall at all times be and remain independent contractors. Except as expressly agreed by the parties in writing, none of the parties shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of any other party or to bind any other party in any respect whatsoever.

15    GENERAL PROVISIONS

      15.1 Notices. All notices which either party is required or may desire to sere upon the other party shall be in writing, addressed to the party to be served as follows:

            If to SEGA:
                        SEGA Corporation
                        1-2-12, Haneda, ohta-ku, Tokyo, Japan, 144-8531
                        Attention: Kashiwaguchi Yukihiro
                        Telephone: +81-3-5736-7403
                        Facsimile: +81-3-5736-7159

            And if to T2:
                        T2 Internet Technologies Co. Ltd.
                           5th Floor, 88 Qinjiang Road
                        Shanghai, China 200233
                        Attention:  Wang Jim
                           Telephone: +86-21-5437-8388
                           Facsimile: +86-21-5426-2830

            And if to JCE
                          JC Entertainment Corporation
                         4th Floor, Rosedale Building
                         #724 Susco-Dong
                         Kangnam-Ku
                         Seoul 135-885, Korea
                         Attention:  SEO, Jeung Wook
                         Telephone: +86-2-2040-1114
                         Facsimile:  +82-2-2040-1109

            Any such notice may be served personally or by courier, mail (postage prepaid), facsimile (provided oral confirmation of receipt is immediately obtained or a hard copy is concurrently sent by commercially recognized national overnight delivery service) or commercially recognized national overnight delivery service. Notice shall be deemed served upon personal or courier delivery or upon the date sent. Either party may change the address to which notices are to be delivered by written notice to the other party served as provided in this Section.

15.2 Entire Agreement. This Agreement, together with the appendices attached hereto and hereby incorporated herein by reference, constitutes the complete, final and exclusive understanding and agreement between the parties with respect to the transactions contemplated herein, and supersedes any and all prior or contemporaneous oral or written representation, understanding, agreement, correspondence or communication among the parties concerning the subject matter hereof. None of the parties is relying upon any warranties, representations, assurances or inducements not expressly set forth herein. It is acknowledged that substantial contents of the Appendices I and II are still to be decided by the parties hereto as of the date hereof; and it is agreed that such contents shall be agreed and reduced to writing within three (3) months after the signing hereof and the agreed-upon updated Appendixes I and II incorporating such said agreed-upon contents shall be delivered to all of the parties in a form and substance satisfactory to the parties and then shall be incorporated into this Agreement.

15.3 Amendments. All amendments or modifications of this Agreement shall be binding upon the parties despite any lack of consideration so long as the same shall be in writing and executed by each of the parties hereto. It is expressly understood and agreed that no usage of trade or other regular practice or method of dealing between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement or any part hereof.

15.4 Waiver. No waiver of any provision of this Agreement or any rights or obligations of any of the parties hereunder shall be effective, except pursuant to a written instrument signed by the party waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

15.5 No Other Obligations. None of the parties shall have any obligation that is not expressly set forth in this Agreement.

15.6 Cumulative Remedies. Except as may be specifically set forth in this Agreement with respect to certain matters, the rights and remedies of each party as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies provided under this Agreement or now or hereafter provided by law.
15.7 Force Majeure. None of the parties shall be deemed in default hereunder, nor shall it hold any other party responsible for, any cessation, interruption or delay in the performance of its obligations hereunder due to causes beyond its reasonable control including, but not limited to: earthquake, flood, fire, storm or other natural disaster, epidemic, accident, explosion, casualty, act of God, act of terrorism, lockout, strike, labor controversy or threat thereof, riot, insurrection, civil disturbance or commotion, boycott, disruption of the public markets, war or armed conflict (whether or not officially declared), sabotage, act of a public enemy, embargo, delay of a common carrier, the inability to obtain sufficient material, supplies, labor, transportation, power or other essential commodity or service required in the conduct of its business, or any change in or the adoption of any law, ordinance, rule, regulation, order, judgment or decree; provided that the party relying upon this Section shall: (a) have given the other parties written notice thereof promptly and, in any event, within five (5) days of discovery thereof, and (b) take all steps reasonably necessary under the circumstances to mitigate the effects of the force majeure upon which such notice is based.

15.8 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other that the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

15.9 Assignment. Without limiting the materiality of any other term of this Agreement, any attempted assignment, delegation or other transfer (including without limitation any license or sublicense, mortgage or pledge) by any Party without the consent of the other Parties shall be null and void and shall constitute a material breach of this Agreement. The merger of any Party into or with any other third party or entity, shall be deemed on assignment for purposes of this Section.

15.10 Further Assurances. T2 agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that SEGA and/or JCE may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement.

15.11 Construction. This Agreement has been negotiated by the parties hereto and by their respective counsel. This Agreement shall be fairly interpreted and construed in accordance with its terms and without strict interpretation or construction in favor or against either party.

15.12 Headings. The section and paragraph headings appearing in this Agreement are inserted only as a matter of convenience. Such headings in no way define, govern, limit, modify or construe the scope or extent of the provisions of this Agreement to which they may relate and therefore shall not be given any legal effect.

15.13 Severability. If any of the provisions of this Agreement shall be adjudged by a court of competent jurisdiction to be void as going beyond what is reasonable under the circumstances for the protection of the interests of the party seeking to enforce such provision, but would be valid if part of the wording thereof were deleted or the time periods (if any) thereof were reduced or the range of activities or area dealt with thereby reduced in scope, such provision shall apply with such modifications as may be necessary to make it valid and effective. In the event that any provision of this Agreement should be found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15.14 Governing Law. The validity, construction, interpretation and legal effect of this Agreement shall be governed by the laws of New York, U.S.A. without giving effect to principles of conflicts of law.

15.15 Dispute Settlement. Any dispute relating to or arising from the performance of this Agreement shall be settled through friendly negotiation by the parties. Any such dispute that is not resolved through such negotiations within thirty (30) days after the initiation of negotiations shall be finally settled by arbitration in New York, New York, U.S.A., using the English language, conducted in accordance with the rules of the American Arbitration Association, and each party agrees not to bring any action to settle any such dispute in any other forum. The arbitrator(s) shall have the authority to grant specific performance. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction or application may be made to any such court for judicial acceptance of any such award and an order of enforcement, as the case may be. Notwithstanding the foregoing, each party shall have the right to institute legal action in a court of proper jurisdiction for temporary injunctive relief pending final settlement by arbitration.

15.16 Counterparts. This Agreement may be executed by manual or facsimile signatures and in counterparts, each of which shall be deemed an original and all of which together shall constitute on and the same instrument.

      IN WITNESS WHEREOF, the duly authorized representatives of each of the parties hereto have executed this Agreement as of the day and year first written above.

        SEGA CORPORATION       T2 INTERNET TECHNOLOGIES CO. LTD.

        By:________________________       By:______________________________

        Name:______________________      Name:____________________________

        Title:_______________________     Title:_____________________________


                                JC ENTERTAINMENT CORPORATION
                                 By:______________________________

                                 Name:____________________________

                                 Title:_____________________________

        Appendix I



                       Functions of the Licensed Software


1. The Closed Beta Version of the Licensed Software shall mainly include:

        [to be agreed]
2. The Open Beta Version of the Licensed Software shall mainly include:

        [to be agreed]
3. The Commercial Version of the Licensed Software shall mainly include:

        [to be agreed]

        Appendix II



                         Schedule of Launch and Delivery


1. The Closed Beta Version of the Licensed Software shall be launched by T2

        [      ] and deliver by SEGA to T2:

        [reasonably before February, 2005 so that T2 shall be able to properly install the Closed Beta Version on T2's computer servers on or before such date. To be agreed]

        2. The Open Beta Version of the Licensed Software shall be launched by T2 [ ] and delivered by SEGA to T2:

        [reasonably before May. 2005 so that T2 will be able to properly install the Open Beta Version on T2's computer servers on or before such date. To be agreed.]

        3. The Commercial Version of the Licensed Software shall be launched by T2 [ ] and delivered by SEGA to T2:

        [to be agreed]

        IN WITNESS WHEREOF, the duly authorized representatives of each of the parties hereto have executed this Agreement as of the day and year first written above.



        SEGA CORPORATION          SHANGHAI T2 ENTERTAINMENT CO., LTD.



        By:/s/ Hsao Oguchi               By: /s/ Wang Ji
           -------------------------         ---------------------------



        Name: Haso Oguchi              Name: Wang Ji
             -----------------------         ---------------------



        Title: President               Title: President
              ----------------------          --------------------------





                                  JC ENTERTAINMENT CORPORATION



                                 By: /s/ Yang Shin Kim
                                     -----------------------------------------



                                 Name:   Yang Shin Kim
                                       ---------------------------------------



                                   Title: CEO
                                        --------------------------------